EXHIBIT 99.1

Enviva Partners, LP Completes Previously Announced Accretive Drop-Down Transactions

BETHESDA, Md., July 1, 2021 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” “we,” “us,” or “our”) today announced that it has completed the previously announced purchase from Enviva Holdings, LP of a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”), a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”), and three long-term, take-or-pay off-take contracts with creditworthy Japanese counterparties (the “Associated Off-Take Contracts”), which we refer to collectively as the “Acquisitions.”
The Acquisitions increase Enviva’s fully contracted production capacity by 14% and increase the Partnership’s deep-water marine terminal throughput capacity by 38%. The Associated Off-Take Contracts represent incremental deliveries of 630,000 metric tons of wood pellets per year to Japan, have an aggregate weighted-average contract life of 15 years and add a total sales backlog of $1.9 billion to Enviva’s portfolio.
Consistent with Enviva’s conservative financial policy of financing acquisitions and growth initiatives with 50% equity and 50% debt, the Partnership recently issued a total of 4,925,000 common units representing limited partner interests in the Partnership, for approximately $224 million of gross proceeds, to partially finance the Acquisitions as well as the Partnership’s previously announced expansions of its wood pellet production plants in Sampson, North Carolina, Hamlet, North Carolina, and Cottondale, Florida, collectively the “Multi-Plant Expansions.” The Partnership expects to fund the remainder of the $345 million total investment in the Acquisitions with borrowings under its existing $525 million revolving credit facility.
Additional details on the transactions and related financing activities can be found in the Partnership’s press releases issued on June 3, 2021.
About Enviva Partners, LP
Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, Europe, and in Japan. The Partnership owns and operates 10 plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.
To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate drop-down or third-party acquisitions (including the Acquisitions described herein), including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization or similar collective actions; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the UK from the EU on our and our customers’ businesses; (xxiv) our inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the SEC, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

INVESTOR CONTACT:
Kate Walsh
Vice President, Investor Relations
+1 240-482-3856
ir@envivapartners.com